EXHIBIT 10.2

SUMMARY OF TALK AMERICA HOLDINGS, INC. 2006 EXECUTIVE OFFICER AND MANAGEMENT BONUS PROGRAM

Purpose: To provide further incentive to achieve the performance goals of Talk America Holdings, Inc. (the “Company”) in 2006.

Participants: Executive officers of the Company and other management employees of the Company and its subsidiaries, in each case as may be designated by the Compensation Committee, who are employees of the Company or one of its subsidiaries as of the end of the Company’s 2006 fiscal year.

Performance Goals: The Company’s Total Revenue and EBITDA, each as included in the Company’s Operating Plan for the year ending December 31, 2006 as such Operating Plan was in effect as of the date of approval of this bonus program by the Compensation Committee, as such performance goals may be adjusted to reflect such subsequent events as the Compensation Committee may, in its discretion, deem appropriate.

Basic Bonus: Payable to participants in the amount of the individual participant target levels if either the Total Revenue or EBITDA performance goal is met.

Supplemental Bonus:

(a) If the performance goal Total Revenue is exceeded, an additional bonus at a rate equal to 5% of the basic bonus for each $1 million of Total Revenue over the performance goal Total Revenue.

(b) If the performance goal EBITDA is exceeded, an additional bonus at a rate equal to 5% of the basic bonus for each $1 million of EBITDA over the performance goal EBITDA.

(c) In determining the amount of any supplemental bonus that may be payable, any achievement shortfall as against either performance goal will also be taken into account and the Total Revenue performance goal and the EBITDA performance goal will each be weighted at 50% in such calculation.

Participant Target Levels (expressed as percentage of base salary):

(a) CEO & President - 50%

(b) Other Executive Officers - 40%

(c) Other Management Employees - 40% to 10%, in all cases as determined by the Compensation Committee.

Compensation Committee Discretion: The Compensation Committee retains complete discretion to determine all matters regarding participation in the bonus program, the construction of the terms thereof, the administration thereof and the payment of any bonuses thereunder, including, without limitation, all determinations as to achievement of the performance goals and the calculation of any bonus amounts, and all bonuses payable pursuant to the bonus program shall be subject to approval by the Compensation Committee.

No Employment Rights: The bonus program shall not constitute inducement or consideration for the employment of any person or the service of any person and participation in the bonus program shall not give any person any right to be retained in the service of the Company or any subsidiary of the Company.